Exhibit 99.1

Tuesday, October 16, 2018
FOR IMMEDIATE RELEASE

Washington Federal Reports Record Earnings

SEATTLE, WASHINGTON – Washington Federal, Inc. (Nasdaq: WAFD) (the "Company"), parent company of Washington Federal, N.A. today announced record annual earnings of $203,850,000 or $2.40 per diluted share for the fiscal year ended September 30, 2018, compared to $173,532,000 or $1.94 per diluted share for the year ended September 30, 2017, a $0.46 or 23.7% increase in earnings per diluted share. Return on equity for the fiscal year ended September 30, 2018 was 10.16% compared to 8.64% for the year ended September 30, 2017. Return on assets for the year ended September 30, 2018 was 1.31% compared to 1.16% for the prior year.
President and Chief Executive Officer Brent J. Beardall commented, “We are pleased to report that Washington Federal closed its 101st year in business with record earnings due to strong loan and deposit growth, top line revenue growth, lower tax expense, solid credit quality and technological improvements to better serve our clients. It is gratifying to see that efforts to reposition the Company's interest rate risk over the last decade are paying dividends. Our net interest income increased by 9.31% for the year despite rising short-term interest rates. Strong financial performance enabled the Company to return 108% of earnings to shareholders during fiscal year 2018 in the form of cash dividends and share repurchases and still finish the year with a tangible common equity to tangible asset ratio of 10.84%, which ranked us in the top 10% of the largest 100 publicly traded banks in the United States."

Total assets were $15.9 billion as of September 30, 2018, a $612 million or 4.0% increase from September 30, 2017. Asset growth since September 30, 2017 resulted primarily from a $594 million or 5.5% increase in net loans receivable.
Customer deposits were $11.4 billion as of September 30, 2018, an increase of $552 million or 5.1% since September 30, 2017. Transaction accounts increased by $221 million or 3.5% during the fiscal year 2018, while time deposits increased $331 million or 7.4%. As of September 30, 2018, 57.8% of the Company's deposits were in transaction accounts. Core deposits, defined as all transaction accounts and time deposits less than $250,000, totaled 93.4% of deposits at September 30, 2018.
Borrowings from the Federal Home Loan Bank ("FHLB") totaled $2.3 billion as of September 30, 2018, a net increase of $105 million or 4.7% since September 30, 2017. The weighted average rate for FHLB borrowings was 2.66% as of September 30, 2018 and 2.80% at September 30, 2017. The decline of 14 basis points is due to the maturity of some higher cost long-term FHLB advances. $650 million of the $2.3 billion advances outstanding at September 30, 2018 have effective maturities greater than one year.
Loan originations totaled $3.8 billion for fiscal year 2018, a decrease from the total of $4.2 billion in fiscal year 2017. Partially offsetting the loan origination volume in 2018 were loan repayments of $3.3 billion. During fiscal 2017, loan repayments totaled $3.1 billion. Commercial loans represented 67% of all loan originations during fiscal 2018 with consumer loans accounting for the remaining 33%. The Company views organic loan growth as the highest and best use of its capital and prefers commercial loans in this low-rate environment due to the fact they generally have floating interest rates and shorter durations. The weighted average interest rate on loans increased to 4.48% as of September 30, 2018 from 4.28% at September 30, 2017, due primarily to variable rate loans increasing in yield with rising short-term interest rates.
Asset quality remained strong as the ratio of non-performing assets to total assets improved to 0.44% as of September 30, 2018, compared to 0.46% at September 30, 2017. Since September 30, 2017, real estate owned decreased by $9.4 million, other property owned increased by $3.1 million and non-accrual loans increased by $6.1 million. Delinquencies on loans were

0.42% of total loans at September 30, 2018 compared to 0.40% at September 30, 2017. The Company realized net recoveries on loans (as opposed to charge-offs) of $11.1 million for fiscal year 2018. The allowance for loan losses and reserve for unfunded commitments increased by $5.7 million to $136.5 million as of September 30, 2018 and was 1.06% of gross loans outstanding, as compared to 1.07% of gross loans as of September 30, 2017.
On August 24, 2018, the Company paid a cash dividend of $0.18 per share to common stockholders of record on August 10, 2018. This was the Company’s 142nd consecutive quarterly cash dividend. During fiscal 2018, the Company repurchased 4.9 million shares of common stock at a weighted average price of $33.74 per share and has authorization to repurchase approximately 2.0 million additional shares. The Company varies the pace of share repurchases depending on several factors, including share price, business opportunities and capital levels. Tangible common stockholders’ equity per share increased by $0.80 or 4.10% during fiscal 2018 to $20.38 and the ratio of tangible common equity to tangible assets was 10.84% as of September 30, 2018.
Net interest income was $472.1 million for fiscal 2018, an increase of $40.2 million or 9.3% from the prior year. The increase in net interest income was primarily due to both higher average balances and higher rates on interest-earning assets in fiscal 2018. Average earning assets increased by $655.8 million or 4.75%. Net interest margin increased to 3.27% in fiscal 2018 from 3.13% for the prior year. The margin increase is primarily due to changes in the mix of interest earning assets, higher yields on variable rate loans, cash and investments, as well as a lower rate on FHLB advances due to the maturity of some higher cost long-term advances.
The Company recorded a release of loan loss allowance of $5.5 million for fiscal 2018 compared to a release of $2.1 million for the prior year. The release in fiscal 2018 was a result of continued strong credit quality, including net recoveries of $11.1 million, partially offset by growth in loans outstanding.
Total other income was $44.1 million for fiscal year 2018, a decrease of $8.1 million from $52.2 million in the prior year. The decrease from the prior year was primarily due to $8.6 million of expense from asset and liability valuation adjustments associated with the termination of the Company's FDIC loss-share agreements in fiscal year 2018. Deposit fee income was $3.3 million higher in fiscal year 2018 than in 2017. Fiscal year 2017 included a gain of $3.5 million on the sale of available-for-sale investment securities, while there were no such sales in fiscal year 2018.
Total operating expenses were $264.3 million for fiscal 2018, an increase of $32.8 million or 14.2% from the prior year. The Company took the opportunity allotted by the change in the tax law to make several strategic investments that resulted in higher operating expenses for the year. Those investments included a 5% salary increase for all employees earning less than $100,000; the establishment of a second technology team located in Boise, Idaho; the creation of an internal training team; and several new processes and systems. Compensation and benefits costs increased $11.3 million year-over-year primarily due to headcount increases and cost-of-living adjustments. Information technology costs increased by $5.8 million and other expenses increased by $11.9 million as both were elevated primarily due to Bank Secrecy Act ("BSA") program enhancements and other technology platform improvements. Operating expenses were $69.6 million for the 4th fiscal quarter of 2018, an increase of $7.0 million or 11.1% from the same quarter a year ago. In the 4th fiscal quarter of 2018, the Company had approximately $4.1 million of non-recurring BSA related costs and estimates that it will incur an additional $6.0 million of non-recurring costs for BSA program improvements spread over the next three quarters. Compensation and benefits costs were $3.6 million higher in the 4th fiscal quarter of 2018 than they were in the same quarter of the prior year primarily due to headcount increases and cost-of-living adjustments. The Company’s efficiency ratio of 50.4% for fiscal 2018 is higher than the 47.8% for the prior year. The efficiency ratio increased to 52.9% for the 4th fiscal quarter of 2018 from 48.7% for the same quarter a year ago. The increased efficiency ratios are due to higher expenses noted above partially offset by higher revenue in the respective periods.
On December 22, 2017, a new tax law was enacted that provides for significant changes to the U.S. Internal Revenue Code of 1986 (as amended), such as a reduction in the federal corporate tax rate from 35% to 21% effective from January 1, 2018 forward and changes or limitations to certain tax deductions. The Company has a fiscal year end of September 30, resulting in a blended federal statutory tax rate for its fiscal year 2018. Tax expense for fiscal year 2018 includes a number of discrete items, the largest of which is a discrete tax benefit of $5.4 million related to the revaluation of deferred tax assets and liabilities to reflect the change in statutory tax rate. For the year ended September 30, 2018, the Company recorded federal and state income tax expense of $53.4 million, which equates to a 20.76% effective tax rate. This compares to an effective tax rate of 32.27% for fiscal year 2017.
Washington Federal, a national bank with headquarters in Seattle, Washington, has 235 branches in eight western states. To find out more about Washington Federal, please visit our website www.washingtonfederal.com. Washington Federal uses its website to distribute financial and other material information about the Company.
Non-GAAP Financial Measures
Adjusted pre-tax income of $265.8 million for fiscal year 2018 is calculated by adding back the FDIC loss-share valuation adjustments of $8.6 million to pre-tax income of $257.2 million. The $8.6 million valuation adjustment was recorded in the quarter ended December 31, 2017.
Adjusted other income of $52.6 million for fiscal year 2018 is calculated by adding back the FDIC loss-share valuation adjustments of $8.6 million to other income of $44.1 million.
Adjusted efficiency ratio of 50.4% for fiscal year 2018 is calculated by dividing total operating expense of $264.3 million by adjusted total income of $524.8 million (net interest income of $472.1 million plus adjusted other income of $52.6 million).
Important Cautionary Statements
The foregoing information should be read in conjunction with the financial statements, notes and other information contained in the Company’s 2017 Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.
This press release contains statements about the Company’s future that are not statements of historical fact. These statements are “forward looking statements” for purposes of applicable securities laws, and are based on current information and/or management's good faith belief as to future events. The words “believe,” “expect,” “anticipate,” “project,” and similar expressions signify forward-looking statements. Forward-looking statements should not be read as a guarantee of future performance. By their nature, forward-looking statements involve inherent risk and uncertainties, which change over time; and actual performance, could differ materially from those anticipated by any forward-looking statements. The Company undertakes no obligation to update or revise any forward-looking statement.
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Contact:

Investor Relations
Washington Federal, Inc.
425 Pike Street, Seattle, WA 98101
Brad Goode, SVP / Director of Communications
206-626-8178
brad.goode@wafd.com

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(UNAUDITED)

	September 30, 2018	September 30, 2017
	(In thousands, except share data)
ASSETS
Cash and cash equivalents	$268,650	$313,070
Available-for-sale securities, at fair value	1,314,957	1,266,209
Held-to-maturity securities, at amortized cost	1,625,420	1,646,856
Loans receivable, net of allowance for loan losses of $129,257 and $123,073	11,477,081	10,882,622
Interest receivable	47,295	41,643
Premises and equipment, net	267,995	263,694
Real estate owned	11,298	20,658
FHLB and FRB stock	127,190	122,990
Bank owned life insurance	216,254	211,330
Intangible assets, including goodwill of $301,368 and $293,153	311,286	298,682
Federal and state income tax assets, net	1,804	—
Other assets	196,494	185,826
	$15,865,724	$15,253,580
LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities
Customer accounts
Transaction deposit accounts	$6,582,343	$6,361,158
Time deposit accounts	4,804,803	4,473,850
	11,387,146	10,835,008
FHLB advances	2,330,000	2,225,000
Advance payments by borrowers for taxes and insurance	57,417	56,631
Accrued expenses and other liabilities	94,253	131,253
	13,868,816	13,247,892
Stockholders’ equity
Common stock, $1.00 par value, 300,000,000 shares authorized; 135,343,417 and 134,957,511 shares issued; 82,710,911 and 87,193,362 shares outstanding	135,343	134,958
Paid-in capital	1,666,609	1,660,885
Accumulated other comprehensive (loss) income, net of taxes	8,294	5,015
Treasury stock, at cost; 52,632,506 and 47,764,149 shares	(1,002,309)	(838,060)
Retained earnings	1,188,971	1,042,890
	1,996,908	2,005,688
	$15,865,724	$15,253,580
CONSOLIDATED FINANCIAL HIGHLIGHTS
Common stockholders' equity per share	$24.14	$23.00
Tangible common stockholders' equity per share	$20.38	$19.58
Stockholders' equity to total assets	12.59%	13.15%
Tangible common stockholders' equity to tangible assets	10.84%	11.41%

Weighted average rates at period end
Loans and mortgage-backed securities	4.19%	3.96%
Combined loans, mortgage-backed securities and investments	4.07	3.82
Customer accounts	0.87	0.54
Borrowings	2.66	2.80
Combined cost of customer accounts and borrowings	1.17	0.92
Net interest spread	2.90	2.90

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2018	2017	2018	2017
	(In thousands, except share data)		(In thousands, except share data)
INTEREST INCOME
Loans receivable	$133,226	$122,197	$515,807	$470,523
Mortgage-backed securities	17,819	15,605	70,407	60,612
Investment securities and cash equivalents	6,107	4,438	20,869	17,783
	157,152	142,240	607,083	548,918
INTEREST EXPENSE
Customer accounts	22,553	13,850	72,492	52,023
FHLB advances and other borrowings	15,348	15,958	62,452	64,969
	37,901	29,808	134,944	116,992
Net interest income	119,251	112,432	472,139	431,926
Provision (release) for loan losses	(5,500)	(500)	(5,450)	(2,100)
Net interest income after provision (release) for loan losses	124,751	112,932	477,589	434,026

OTHER INCOME
Gain on sale of investment securities	—	2,531	—	3,499
FDIC loss share valuation adjustments	—	—	(8,550)	—
Loan fee income	895	980	3,804	4,290
Deposit fee income	6,404	6,840	25,904	22,643
Other income	4,946	5,910	22,920	21,783
	12,245	16,261	44,078	52,215
OTHER EXPENSE
Compensation and benefits	31,087	27,483	123,554	112,257
Occupancy	9,674	8,890	36,453	35,260
FDIC insurance premiums	2,970	2,819	11,592	11,410
Product delivery	4,395	3,876	16,372	13,972
Information technology	7,815	9,105	34,643	28,859
Other expense	13,676	10,476	41,708	29,761
	69,617	62,649	264,322	231,519
Gain (loss) on real estate owned, net	(38)	425	(102)	1,494
Income before income taxes	67,341	66,969	257,243	256,216
Income tax provision	15,826	20,865	53,393	82,684
NET INCOME	$51,515	$46,104	$203,850	$173,532

PER SHARE DATA
Basic earnings	$0.62	$0.53	$2.40	$1.95
Diluted earnings	0.62	0.52	2.40	1.94
Cash dividends per share	0.18	0.15	0.67	0.84
Basic weighted average number of shares outstanding	83,280,730	87,742,200	85,008,040	88,905,457
Diluted weighted average number of shares outstanding	83,361,122	87,952,087	85,109,843	89,224,207
PERFORMANCE RATIOS
Return on average assets	1.31%	1.22%	1.31%	1.16%
Return on average common equity	10.29	9.18	10.16	8.64
Net interest margin	3.26	3.22	3.27	3.13
Efficiency ratio (a)	52.94	48.68	50.37	47.82
(a) Efficiency ratio for the year ended September 30, 2018 excludes the impact of $8.55 million reduction to non-interest income related to FDIC loss share valuation adjustments.